FOR IMMEDIATE RELEASE

April 21, 2009

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports First Quarter 2009 Results

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 122-year-old IBERIABANK (www.iberiabank.com) and Pulaski Bank and Trust Company (www.pulaskibank.com), announced income available to common shareholders of $5.6 million for the quarter ended March 31, 2009 and fully diluted earnings per share (“EPS”) of $0.36. The first quarter 2009 results were influenced by a few significant items as described below, including the cost associated with the redemption of preferred stock related to the Capital Purchase Program (“CPP”) under the Treasury’s Troubled Assets Relief Program (“TARP”) and issuance of shares of common stock.

“A number of momentous events that occurred in the first quarter are worth highlighting,” said Daryl G. Byrd, President and Chief Executive Officer of the Company. “As reported by the local and national media, we were the first bank in the country to complete the repayment of TARP funds. We also raised common equity in an amount in excess of TARP at a time many believed was one of the most difficult periods to do so. We are proud of these decisions in that they were made in the best interest of our shareholders and our Company.”

Byrd continued, “In addition, we successfully recruited several senior bankers who provide us tremendous growth opportunities in new markets. Russ Ford will lead our Mobile market and Kevin Rafferty will serve as President of our Houston franchise. Cleland Powell is also an extraordinary addition to our team as a long-time New Orleans banker with a remarkable client following. The addition of these new hires stands in contrast to many other banks that are alienating great clients and exceptional employees.”

Significant Influences on the Quarter Ended March 31, 2009

•

Strategic Recruiting and Market Investments. The Company successfully recruited a number of highly talented senior bankers in the first quarter of 2009 resulting in potential future growth opportunities in two new markets for the Company. Loan production offices were opened in Mobile, Alabama and Houston, Texas, which will soon operate as full service branches as “IBERIABANK fsb.” Additional talent was recently added in New Orleans that will provide new client relationship opportunities in that market as well.

•

TARP Preferred Stock Issuance and Subsequent Redemption. On December 5, 2008, the Company sold to the United States Department of the Treasury shares of the Company’s preferred stock for $90 million pursuant to the Capital Purchase Program (“CPP”) under the Treasury’s Troubled Assets Relief Program (“TARP”). The funds were retained by the Company until the preferred stock was redeemed on March 31, 2009. The cash dividend paid on the preferred stock was approximately $1.1 million on an after-tax basis for the first quarter of 2009, or $0.07 per share. Upon redemption of the preferred stock, the Company incurred in the first quarter of 2009 a one-time $2.2 million charge in the form of an accelerated deemed dividend to account for the difference between the amount at which the preferred stock sale had been initially recorded and its redemption price.

•

Common Stock Issuance and Capital. On December 16, 2008, the Company issued and sold 2,875,000 shares of common stock in a public underwritten equity offering for net proceeds of approximately $110 million. Approximately 23% of the net proceeds were injected into Pulaski, none of the net proceeds were injected into IBERIABANK, and the remainder was held by the Company. The EPS cost of carrying the common stock was approximately $0.08 in the first quarter of 2009. At March 31, 2009, the Company reported a tangible common equity ratio of 7.51%, a Tier 1 leverage ratio of 9.16% and a total risk based capital ratio of 13.58%.

•

FDIC Insurance Premium Assessment Increase. The Company’s FDIC deposit insurance premium expense nearly doubled on a linked quarter basis due to the recent assessment increase in FDIC insurance for all financial institutions. The EPS increase between the fourth quarter of 2008 and first quarter of 2009 (“linked quarter basis”) equated to approximately $0.03 on an after-tax basis.

•

Asset Quality. Nonperforming Assets (“NPAs”) were $53 million at March 31, 2009, up $6 million, or 13%, compared to December 31, 2008. The increase was primarily the result of appraisal valuations completed during the first quarter of 2009 of approximately one-third of properties held in OREO at March 31, 2009. The outstanding balance of the loan relationship was approximately $7 million at March 31, 2009, a decline from year-end as the result of the sale of one of the four remaining aircraft during the first quarter at no loss to the Company. The ratio of NPAs to total assets was 0.95% at March 31, 2009, compared to 0.83% at December 31, 2008 and 0.93% one year ago.

OREO expense increased 147% on a linked quarter basis, or an increase of $0.03 per share on an after-tax basis. The increase was primarily the result of approximately one-third of properties held in OREO at March 31, 2009 received recent appraisals during the first quarter of 2009. Net charge-offs were reduced in half, from 0.53% to 0.24%, on a linked quarter basis. The Company recorded a loan loss provision of $3.0 million, down $3.2 million, or 51% on a linked quarter basis. The loan loss provision was elevated in the fourth quarter of 2008 due to the previously disclosed Arkansas fraud totaling $3.6 million. The Company’s loan loss reserve increased from 1.09% of total loans at year-end 2008 to 1.11% at March 31, 2009, the additional provision of which cost approximately $0.02 per share on an after-tax basis.

•

Asset Sale Gains/Losses. The investment portfolio totaled $992 million, with an unrealized gain of approximately $26 million, at March 31, 2009, compared to $20 million at December 31, 2008 and approximately breakeven at September 30, 2008. The Company realized $0.5 million in gains on the sale of securities in the fourth quarter of 2008 compared to no material gains or losses in the first quarter of 2009, or a difference of $0.03 per share on an after-tax basis. The Company also realized $0.7 million on the sale of fixed assets in the fourth quarter of 2008, equal to $0.03 per share on an after-tax basis.

Non-GAAP EPS Schedule (See Reconciliation of GAAP Net Income to Non-GAAP Net Income)

	Fully Diluted EPS to Common Shareholder
	4Q08	1Q09
Fully Diluted EPS as Reported	$0.57	$0.36
Arkansas Client Fraud	$0.17	—
Deemed Dividend - TARP Preferred Stock Issued 12/5/08	$0.02	$0.07
Deemed Dividend - TARP Preferred Stock Redeemed 3/31/09	—	$0.14
Impact of 12/16/08 Common Stock Issuance - 2,875,000 Shares	$0.02	$0.08
FDIC assessment	$0.03	$0.06
OREO expense	$0.03	$0.06
(Gain)/Loss on Sale of Investments	$(0.03)	—
(Gain)/Loss on Sale of Fixed Assets	$(0.03)	—

	$0.78	$0.77

Note - All Items have been adjusted using Marginal Tax Impact

Balance Sheet And Yields

Total assets remained stable at $5.6 billion between December 31, 2008 and March 31, 2009. Total loans experienced seasonal slowness during the first quarter, up only $14 million, or less than 1% since year-end 2008. In contrast, total investment securities climbed $128 million, or 14%, total deposits increased $138 million, or 3%, and total shareholders’ equity declined $79 million, or 11% (primarily due to the redemption of $90 million in preferred stock).

The investment portfolio equated to 18% of total assets at March 31, 2009, compared to 16% at December 31, 2008 and 17% one year ago. At March 31, 2009, the portfolio had a modified duration of 2.4 years, compared to 2.5 years at December 31, 2008. Based on current projected prepayment speeds and other assumptions, the portfolio is expected to generate approximately $497 million in cash flows, or about half of the portfolio, over the next 21 months. The average yield on investment securities decreased 46 basis points on a linked quarter basis, to 4.61% in the first quarter of 2009. The Company holds in its investment portfolio primarily government agency and municipal securities.

Period-End Loan Volumes ($ in Millions)

Loans	IBERIABANK				Pulaski
	12/31/07	9/30/08	12/31/08	3/31/09	2/1/07	9/30/08	12/31/08	3/31/09	Since Acq.
Commercial	$1,515	$1,650	$1,768	$1,806	$447	$537	$530	$536	20%
Consumer	596	667	672	673	240	237	239	233	-3%
Mortgage	511	473	461	438	67	65	74	72	7%

Total Loans	$2,622	$2,790	$2,901	$2,917	$754	$839	$843	$841	12%
Growth		2%	4%	1%		3%	0%	0%

Period-end loans increased $14 million between December 31, 2008 and March 31, 2009, but average loans increased $81 million, or 2%, on a linked quarter basis. On this basis, the yield on average total loans decreased 53 basis points to 5.29%. Yields on commercial, consumer, and mortgage loans decreased 72, 21, and 16 basis points, respectively, on a linked quarter basis.

The Pulaski builder construction portfolio continued to compress in the first quarter, as homes were sold, loans were paid down, and loans were moved into OREO. The total volume of this portfolio declined from $28 million at year-end 2008 to $22 million at March 31, 2009, or down 21%. At March 31, 2009, the portfolio contained 81 completed houses ($13 million), one house less than 100% complete ($0.1 million), 112 lot loans ($5 million), and only two development loans ($4 million). The average funded amount is approximately $170,000 per loan (down 1%). At March 31, 2009, Pulaski’s builder construction portfolio accounted for less than 3% of Pulaski’s total loan portfolio and only 0.6% of the Company’s consolidated total loan portfolio.

At March 31, 2009, IBERIABANK had $151 million in construction and land development loans, equal to approximately 4% of its total loans. Approximately 71% of this portfolio is located in south Louisiana, approximately 83% is funded (up from 77% at year-end 2008), and approximately 74% is comprised of completed houses by dollar amount (up from 62% at year-end 2008). At March 31, 2009, only 1.80% of this portfolio was past due 30 days or more (down from 2.3% at year-end 2008).

The Company’s commercial real estate (“CRE”) loan portfolio, excluding the Pulaski builder portfolio, is comprised of credits primarily in the Company’s banking markets. At March 31, 2009, the average loan size in the CRE portfolio was approximately $583,000, and loans past due 30 days or more (including nonaccruing loans) equated to 1.39% of the CRE loans outstanding (1.32% at year-end 2008). Approximately 59% of the CRE portfolio was based in southern Louisiana, 17% in northern Louisiana, and 24% in Pulaski’s markets. At March 31, 2009, many of the local markets in southern Louisiana remained economically healthy. Excluding construction-related credits, at March 31, 2009, approximately 52% of the Company’s CRE portfolio was owner-occupied and 48% non-owner occupied. Non-owner occupied CRE loans equated to 128% of total risk based capital at March 31, 2009.

At March 31, 2009, the Company’s consumer loan portfolio maintained favorable asset quality. Based on an evaluation of the consumer loan portfolio at year-end 2008, the average credit score of the portfolio was 716. Loans past due 30 days or more in this portfolio were 1.53% at March 31, 2009 (1.55% at December 31, 2008). Home equity loans totaled $356 million, with 0.79% past due 30 days or more (0.93% at December 31, 2008). Home equity lines of credit totaled $160 million, with 0.86% past due 30 days or more (0.48% at December 31, 2008). Approximately 65% of the Company’s total home equity portfolio is in Louisiana, 20% in Arkansas, and 9% in Oklahoma. Annualized net charge-offs in this portfolio were 0.13% of loans in the first quarter of 2009 (0.21% in the fourth quarter of 2008). The weighted average loan-to-value at origination for this portfolio over the last three years was 71%. Total consumer real estate loan production in the first quarter of 2009 was 623 loans (up 16% on a linked quarter basis) totaling $44 million (up 25% on a linked quarter basis), had an average credit score of 761, and an average loan-to-value of 70%.

The indirect automobile portfolio totaled $264 million at March 31, 2009, down 1% compared to December 31, 2008. This portfolio had 0.97% in loans past due 30 days or more (including nonaccruing loans) at March 31, 2009, down from 1.08% at December 31, 2008. Annualized net charge-offs equated to approximately 0.43% of average loans in the first quarter of 2009 (the same level as in the fourth quarter of 2008). Approximately 87% of the indirect automobile portfolio at year-end was in the Acadiana region of Louisiana, which currently experiences one of the lowest unemployment rates in the nation.

At March 31, 2009, approximately 62% of the Company’s loan portfolio had fixed interest rates. Eliminating fixed rate loans that mature within a one-year time frame reduces this percentage to 59%. Approximately 72% of the Company’s time deposit base reprices within the next 12 months. The Company has historically been slightly liability sensitive, according to interest rate risk modeling in prior years. The rapid decline in short-term interest rates, balance sheet mix changes, and the Company’s excess liquidity position has caused the Company’s interest rate risk position to become more asset sensitive over time. The Company’s interest rate risk modeling at March 31, 2009, indicated the Company is modestly asset sensitive over a 12-month time frame. A 100 basis point instantaneous and parallel upward shift in interest rates is estimated to increase net interest income over 12 months by approximately 5.6%. Similarly, a 100 basis point decrease in interest rates is expected to decrease net interest income by approximately 2.6%.

Period-End Deposit Volumes ($ in Millions)

Deposits	IBERIABANK				Pulaski
	12/31/07	9/30/08	12/31/08	3/31/09	2/1/07	9/30/08	12/31/08	3/31/09	Since Acq.
Noninterest	$365	$394	$465	$452	$96	$180	$156	$129	34%
NOW Accounts	643	596	615	747	193	187	206	205	6%
Savings/MMkt	598	761	755	851	176	234	199	220	25%
Time Deposits	895	964	1,006	1,009	539	619	593	520	-3%

Total Deposits	$2,501	$2,715	$2,842	$3,059	$1,005	$1,220	$1,154	$1,074	7%
Growth		-3%	5%	8%		-2%	-5%	-7%

Total deposits increased $52 million, or 1%, on a linked quarter basis, but increased $138 million, or 3%, between December 31, 2008 and March 31, 2009. On a period end basis, deposits at IBERIABANK increased $217 million, or 8%, while deposits at Pulaski decreased $80 million, or 7%.

On a linked quarter basis, average noninterest bearing deposits declined $21 million, or 4%, and interest bearing deposits increased $73 million, or 2%. The rate on average interest bearing deposits in the first quarter of 2009 was 2.09%, a decrease of 37 basis points on a linked quarter basis, the same rate decline as average interest bearing liabilities. The Company had no short-term borrowings at March 31, 2009.

Quarterly Average Yields/Cost (Taxable Equivalent Basis)

	IBERIABANK					Pulaski
	1Q08	2Q08	3Q08	4Q08	1Q09	1Q08	2Q08	3Q08	4Q08	1Q09
Earning Asset Yield	6.11%	5.73%	5.66%	5.60%	4.92%	6.28%	5.56%	5.43%	5.37%	5.41%
Cost Of Int-Bearing Liabs	3.20%	2.93%	2.71%	2.43%	2.10%	3.81%	3.41%	3.26%	2.99%	2.55%

Net Interest Spread	2.91%	2.80%	2.96%	3.17%	2.82%	2.47%	2.15%	2.18%	2.37%	2.86%

Net Interest Margin	3.34%	3.22%	3.36%	3.56%	3.15%	2.86%	2.48%	2.62%	2.78%	3.19%

Operating Results

Tax-equivalent net interest income decreased $0.8 million, or 2% on a linked quarter basis. While average earning assets increased $194 million, or 4%, the tax-equivalent net interest margin declined 15 basis points on a linked quarter basis. The average earning asset yield dropped 51 basis points as short-term assets accelerated downward due to Federal Reserve-induced interest rate cuts in December 2008. The 37 basis point decline in interest bearing deposits did not keep pace with the 51 basis point decline in earning asset yield, resulting in a 15 basis point decline in both the net interest spread and margin.

Aggregate noninterest income increased $3.3 million, or 16%, on a linked quarter basis. The fee income businesses were the primary drivers of the noninterest revenue improvement. Gains on the sale of mortgage loans nearly doubled on a linked quarter basis to $8.5 million. Title insurance income gained $0.7 million, or 18%, over that period. Partially offsetting the improvements in the seasonal businesses were declines in service charge income on deposit accounts (down $0.6 million, or 10%), and insignificant gains on sales of investments and other assets.

The Company’s mortgage origination business accelerated during the first quarter due to elevated refinancing activity. The Company originated $419 million in mortgage loans during the first quarter of 2009, up 129% on a linked quarter basis. Loan refinancing accounted for approximately 63% of mortgage loan originations in the first quarter of 2009 compared to 29% in the fourth quarter of 2008. The Company sold $400 million in mortgage loans during this period, up 112% compared to the fourth quarter of 2008, and sales margins remained favorable. Gains on sales of mortgage loans totaled $8.5 million in the first quarter of 2009, up 99% on a linked quarter basis. The mortgage pipeline, totaling $92 million at December 31, 2008, grew to $129 million at March 31, 2009, and has since risen to approximately $150 million at April 17, 2009. In recent weeks, loan refinancing accounted for approximately 71% of mortgage activity.

Noninterest expense increased $3.2 million, or 8%, on a linked quarter basis. The primary drivers of the increase in expense were mortgage commissions (up $1.3 million, or 124%), payroll taxes (up $0.8 million, or 81%), FDIC insurance assessments (up $0.8 million, or 102%), OREO costs (up $0.8 million, or 147%), and share tax expense (up $0.3 million, or 105%). Partially offsetting these increases were expense reductions in base compensation (down $0.6 million, or 4%), hospitalization (down $0.4 million, or 21%), and travel and entertainment (down $0.2 million, or 22%) on a linked quarter basis. In aggregate, the combined tangible efficiency ratio of the bank subsidiaries was approximately 64% in the first quarter of 2009.

Net income to common shareholders in the first quarter of 2009 totaled $5.6 million, down 27% on a linked quarter basis. Return on average assets (“ROA”) was 0.67% for the first quarter of 2009, return on average common equity (“ROE”) was 3.59%, and return on average tangible common equity was 6.35%.

Asset Quality

The Company experienced overall stable credit quality during the first quarter of 2009 and continued reduction of the builder construction portfolio at the Pulaski franchise.

Summary Asset Quality Statistics

($thousands)	IBERIABANK			Pulaski			IBERIABANK Corp.
	3Q08	4Q08	1Q09	3Q08	4Q08	1Q09	3Q08	4Q08	1Q09
Nonaccruals	$5,784	$6,487	$15,883	$20,297	$21,337	$17,867	$26,081	$27,825	$33,750
OREO & Foreclosed	959	2,167	1,692	11,485	14,146	14,336	12,444	16,312	16,028
90+ Days Past Due	1,567	1,309	1,655	3,329	1,172	1,297	4,895	2,481	2,952

Nonperforming Assets	$8,309	$9,962	$19,230	$35,111	$36,655	$33,500	$43,420	$46,618	$52,730

NPAs/Assets	0.22%	0.26%	0.48%	2.23%	2.42%	2.31%	0.81%	0.83%	0.95%
NPAs/(Loans + OREO)	0.30%	0.34%	0.66%	4.13%	4.28%	3.92%	1.19%	1.24%	1.40%
LLR/Loans	0.91%	0.92%	0.96%	1.67%	1.68%	1.64%	1.09%	1.09%	1.11%
Net Charge-Offs/Loans	0.03%	0.11%	0.15%	1.02%	1.93%	0.58%	0.26%	0.53%	0.24%

NPAs increased $6 million, or 13%, to $53 million at March 31, 2009, or 0.95% of total assets, compared to 0.83% at December 31, 2008. The increase in nonperforming assets was due primarily to the previously disclosed aircraft credit, totaling $7 million at March 31, 2009. Pulaski accounted for 64%

of total NPAs at March 31, 2009. Loans past due 30 days or more (including nonaccruing loans) represented 1.55% of total loans at March 31, 2009, down eight basis points, compared to 1.63% of total loans at December 31, 2008.

Loans Past Due

Loans Past Due 30 Days Or More And Nonaccruing Loans As % Of Loans Outstanding

By Entity:	3/31/07	6/30/07	9/30/07	12/31/07	3/31/08	6/30/08	9/30/08	12/31/08	3/31/09
IBERIABANK
30+ days past due	0.50%	0.32%	0.29%	0.45%	0.42%	0.32%	0.28%	0.69%	0.31%
Non-accrual	0.14%	0.11%	0.12%	0.14%	0.17%	0.23%	0.21%	0.22%	0.54%

Total Past Due	0.64%	0.42%	0.41%	0.58%	0.59%	0.55%	0.49%	0.92%	0.85%

Pulaski
30+ days past due	1.07%	1.54%	1.51%	1.08%	1.45%	1.06%	1.29%	1.57%	1.85%
Non-accrual	1.63%	1.48%	1.53%	3.85%	3.54%	2.82%	2.42%	2.53%	2.12%

Total Past Due	2.70%	3.02%	3.04%	4.93%	4.99%	3.88%	3.71%	4.10%	3.97%

Consolidated
30+ days past due	0.64%	0.62%	0.62%	0.61%	0.68%	0.51%	0.52%	0.89%	0.65%
Non-accrual	0.51%	0.45%	0.49%	1.05%	1.01%	0.87%	0.72%	0.74%	0.90%

Total Past Due	1.15%	1.07%	1.10%	1.66%	1.69%	1.38%	1.24%	1.63%	1.55%

At March 31, 2009, the allowance for loan losses was 1.11%, up from 1.09% at December 31, 2008. Loan loss reserve coverage of nonperforming loans and nonperforming assets at March 31, 2009 were 1.1 and 0.8 times, respectively, similar to the comparable ratios at December 31, 2008.

The Company reported net charge-offs of $2.2 million in the first quarter of 2009, down $2.6 million, or 54%, on a linked quarter basis. The ratio of net charge-offs to average loans was 0.24% in the first quarter of 2009, compared to 0.53% in the fourth quarter of 2008. The Company recorded a $3.0 million loan loss provision in the first quarter of 2009, down $3.2 million, or 51% from the $6.2 million provision in the fourth quarter of 2008. Management considers the loan loss reserve adequate to absorb credit losses inherent in the loan portfolio.

Capital Position

On December 5, 2008, the U.S. Department of the Treasury invested $90 million, or 2.3% of total risk weighted assets at December 31, 2008, in the Company under the CPP of TARP. The Company had been approved to receive up to $115 million under the CPP. On February 26, 2009, the Company filed notice with the Treasury of its intent to redeem the newly issued preferred stock. Subsequent to approval by the Company’s primary federal banking regulator, the redemption of the Company’s preferred stock was completed on March 31, 2009. The repurchase price was $90 million.

In December 2008, the Company issued 2,875,000 shares of common stock, including the 15% over-allotment option for 375,000 shares, for net proceeds of approximately $110 million in a public underwritten equity offering. The public offering was oversubscribed and shares were sold at a price of $40.00 per share.

The Company maintains strong capital ratios compared to peers. The equity-to-assets ratio was 11.82% at March 31, 2009, compared to 13.15% at December 31, 2008 and 9.97% one year ago. At March 31, 2009, the Company reported a tangible common equity ratio of 7.51%, compared to 7.23% at December 31, 2008. At that time, the Company’s Tier 1 leverage ratio was 9.16%, compared to 11.27% at December 31, 2008 and 7.46% one year ago. The Company’s total risk based capital ratio was 13.58% compared to 15.69% at December 31, 2008 and 10.63% one year ago.

Regulatory Capital Ratios

At March 31, 2009

Capital Ratio	Well Capitalized	IBERIABANK	Pulaski	IBERIABANK Corporation
Tier 1 Leverage	5.00%	7.36%	9.35%	9.16%
Tier 1 Risk Based	6.00%	9.36%	12.62%	11.94%
Total Risk Based	10.00%	11.08%	13.85%	13.58%

At March 31, 2009, book value per share was $40.98, up $0.45, or 1%, compared to December 31, 2008 and up 3% compared to one year ago. Tangible book value per share improved $0.62, or 3%, over that period to $24.82, and up 30% compared to one year ago.

On March 16, 2009, the Company declared a quarterly cash dividend of $0.34 per share. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 2.72%, based on the closing stock price of the Company’s common stock on April 21, 2009 of $49.93 per share. Based on that closing stock price, the Company’s common stock traded at a price-to-earnings ratio of 18.4 times the current First Call average consensus analyst estimate of $2.71 per fully diluted EPS for 2009. This price equated to 1.22 times March 31, 2009 book value per share of $40.98 and 2.01 times tangible book value per share of $24.82.

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company with 151 combined offices, including 88 bank branch offices in Louisiana, Arkansas, and Tennessee, one loan production office in Alabama, one loan production office in Texas, 26 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 35 locations in eight states. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC” and the Company’s market capitalization is approximately $800 million, based on the closing stock price on April 21, 2009.

The following ten investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	B. Riley & Company

•	FIG Partners, LLC

•	Howe Barnes Hoefer & Arnett, Inc.

•	Keefe, Bruyette & Woods

•	Robert W. Baird & Company

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on

Wednesday, April 22, 2009, beginning at 8:00 a.m. Central Time by dialing 1-800-230-1074. The confirmation code for the call is 994570. A replay of the call will be available until midnight Central Time on April 29, 2009 by dialing 1-800-475-6701. The confirmation code for the replay is 994570. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or nonrecurring transactions. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included as tables at the end of this release.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the current level of market volatility and our ability to execute our growth strategy, risks relating to the integration of acquired companies that have previously been operated separately, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of our markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational infrastructure, hurricanes and other adverse weather events, the volatility of our common stock, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended March 31,			For The Quarter Ended December 31,
	2009	2008	% Change	2008	% Change
Income Data (in thousands):
Net Interest Income	$36,287	$32,826	11%	$37,167	(2)%
Net Interest Income (TE) (1)	37,623	34,025	11%	38,417	(2)%
Net Income	9,145	13,355	(32)%	8,276	10%
Earnings Available to Common Shareholders- Basic	5,795	13,355	(57)%	7,928	(27)%
Earnings Available to Common Shareholders- Diluted	5,626	12,968	(57)%	7,716	(27)%

Per Share Data:
Earnings Available to Common Shareholders - Basic	$0.36	$1.04	(65)%	$0.58	(37)%
Earnings Available to Common Shareholders - Diluted	0.36	1.02	(65)%	0.57	(37)%
Book Value Per Common Share	40.98	39.76	3%	40.53	1%
Tangible Book Value Per Common Share (2)	24.82	19.06	30%	24.20	3%
Cash Dividends	0.34	0.34	—	0.34	—

Number of Shares Outstanding:
Basic Shares (Average)	15,928,634	12,778,373	25%	13,650,667	17%
Diluted Shares (Average)	15,728,518	12,687,799	24%	13,537,539	16%
Book Value Shares (Period End) (3)	16,022,718	12,870,064	24%	15,900,820	1%

Key Ratios: (4)
Return on Average Assets	0.67%	1.08%		0.62%
Return on Average Common Equity	3.59%	10.46%		5.80%
Return on Average Tangible Common Equity (2)	6.35%	21.48%		11.74%
Net Interest Margin (TE) (1)	3.02%	3.04%		3.17%
Efficiency Ratio	73.0%	62.2%		70.5%
Tangible Efficiency Ratio (TE) (1) (2)	69.9%	59.7%		67.4%
Average Loans to Average Deposits	93.2%	94.7%		92.4%
Nonperforming Assets to Total Assets (5)	0.95%	0.93%		0.83%
Allowance for Loan Losses to Loans	1.11%	1.14%		1.09%
Net Charge-offs to Average Loans	0.24%	0.21%		0.53%
Average Equity to Average Total Assets	13.35%	10.28%		10.71%
Tier 1 Leverage Ratio	9.16%	7.46%		11.27%
Common Stock Dividend Payout Ratio	91.3%	31.7%		68.2%
Tangible Common Equity Ratio	7.51%	5.17%		7.23%
Tangible Common Equity to Risk-Weighted Assets	9.78%	6.84%		9.48%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	Shares used for book value purposes exclude shares held in treasury at the end of the period.
(4)	All ratios are calculated on an annualized basis for the period indicated.
(5)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (End of Period)	March 31,			December 31,
	2009	2008	% Change	2008
ASSETS
Cash and Due From Banks	$88,010	$103,371	(14.9)%	$159,716
Interest-bearing Deposits in Banks	75,351	159,829	(52.9)%	186,149

Total Cash and Equivalents	163,361	263,200	(37.9)%	345,865
Investment Securities Available for Sale	929,131	795,834	16.7%	828,743
Investment Securities Held to Maturity	88,832	58,489	51.9%	60,733

Total Investment Securities	1,017,963	854,323	19.2%	889,476
Mortgage Loans Held for Sale	81,077	80,130	1.2%	63,503
Loans, Net of Unearned Income	3,757,959	3,424,545	9.7%	3,744,402
Allowance for Loan Losses	(41,662)	(39,203)	6.3%	(40,872)

Loans, net	3,716,297	3,385,342	9.8%	3,703,530
Premises and Equipment	131,235	121,087	8.4%	131,404
Goodwill and Other Intangibles	259,060	259,648	(0.2)%	259,683
Mortgage Servicing Rights	241	24	902.8%	188
Other Assets	178,839	168,538	6.1%	189,577

Total Assets	$5,548,073	$5,132,292	8.1%	$5,583,226

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$580,607	$478,133	21.4%	$620,637
Interest-bearing Deposits	3,552,873	3,333,028	6.6%	3,375,179

Total Deposits	4,133,480	3,811,161	8.5%	3,995,816
Short-term Borrowings	—	70,000	(100.0)%	58,000
Securities Sold Under Agreements to Repurchase	142,149	117,596	20.9%	150,213
Long-term Debt	544,138	560,558	(2.9)%	568,479
Other Liabilities	72,720	61,319	18.6%	76,510

Total Liabilities	4,892,487	4,620,634	5.9%	4,849,018
Total Shareholders’ Equity	655,586	511,658	28.1%	734,208

Total Liabilities and Shareholders’ Equity	$5,548,073	$5,132,292	8.1%	$5,583,226

	For The Three Months Ended
INCOME STATEMENT	March 31,
	2009	2008	% Change
Interest Income	$60,321	$67,310	(10.4)%
Interest Expense	24,034	34,484	(30.3)%

Net Interest Income	36,287	32,826	10.5%
Provision for Loan Losses	3,032	2,695	12.5%

Net Interest Income After Provision for Loan Losses	33,255	30,131	10.4%
Service Charges	5,272	5,114	3.1%
ATM / Debit Card Fee Income	1,714	1,407	21.8%
BOLI Proceeds and Cash Surrender Value Income	713	742	(3.9)%
Gain on Sale of Loans, net	8,529	11,348	(24.8)%
Gain on Sale of Investments, net	3	122	(97.4)%
Title Revenue	4,479	4,510	(0.7)%
Broker Commissions	1,214	1,290	(5.9)%
Other Noninterest Income	1,806	1,753	3.0%

Total Noninterest Income	23,730	26,286	(9.7)%
Salaries and Employee Benefits	24,228	20,918	15.8%
Occupancy and Equipment	5,632	5,330	5.7%
Amortization of Acquisition Intangibles	622	575	8.1%
Other Noninterest Expense	13,310	9,973	33.5%

Total Noninterest Expense	43,792	36,796	19.0%
Income Before Income Taxes	13,193	19,621	(32.8)%
Income Taxes	4,048	6,266	(35.4)%

Net Income	$9,145	$13,355	(31.5)%

Preferred Stock Dividends	(3,350)	—	100.0%

Earnings Available to Common Shareholders - Basic	5,795	13,355	(56.6)%

Earnings Allocated to Unvested Restricted Stock	(169)	(387)	(56.3)%

Earnings Available to Common Shareholders - Diluted	5,626	12,968	(56.6)%

Earnings Per Share, diluted	$0.36	$1.02	(65.0)%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Quarter Ended
BALANCE SHEET (Average)	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008

ASSETS
Cash and Due From Banks	$78,204	$77,896	$80,104	$84,252	$83,926
Interest-bearing Deposits in Banks	130,584	106,618	155,620	147,111	118,606
Investment Securities	995,766	889,983	918,932	896,585	841,266
Mortgage Loans Held for Sale	81,910	44,841	62,443	73,610	57,441
Loans, Net of Unearned Income	3,743,032	3,662,020	3,597,935	3,487,918	3,393,264
Allowance for Loan Losses	(40,711)	(39,640)	(39,825)	(39,531)	(37,542)
Other Assets	583,373	583,147	508,770	569,602	537,949

Total Assets	$5,572,158	$5,324,865	$5,283,979	$5,219,547	$4,994,910

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$554,269	$575,738	$535,210	$482,838	$444,284
Interest-bearing Deposits	3,461,866	3,388,765	3,446,247	3,462,042	3,140,505

Total Deposits	4,016,135	3,964,503	3,981,457	3,944,880	3,584,789
Short-term Borrowings	45,760	32,367	52,279	15,160	222,659
Securities Sold Under Agreements to Repurchase	141,186	138,763	125,287	114,636	120,003
Long-term Debt	552,838	567,562	568,624	573,563	507,099
Other Liabilities	72,430	51,473	41,832	57,259	46,753

Total Liabilities	4,828,349	4,754,668	4,769,479	4,705,498	4,481,303
Total Shareholders’ Equity	743,809	570,197	514,500	514,049	513,607

Total Liabilities and Shareholders’ Equity	$5,572,158	$5,324,865	$5,283,979	$5,219,547	$4,994,910

	2009	2008
INCOME STATEMENT	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest Income	$60,321	$65,074	$66,323	$65,120	$67,310
Interest Expense	24,034	27,907	31,145	32,647	34,484

Net Interest Income	36,287	37,167	35,178	32,473	32,826
Provision for Loan Losses	3,032	6,206	2,131	1,537	2,695

Net Interest Income After Provision for Loan Losses	33,255	30,961	33,047	30,936	30,131
Total Noninterest Income	23,730	20,388	22,575	22,683	26,286
Total Noninterest Expense	43,792	40,552	43,595	40,282	36,796

Income Before Income Taxes	13,193	10,797	12,027	13,337	19,621
Income Taxes	4,048	2,521	3,272	3,811	6,266

Net Income	$9,145	$8,276	$8,755	$9,526	$13,355

Preferred Stock Dividends	(3,350)	(348)	—	—	—

Earnings Available to Common Shareholders - Basic	$5,795	$7,928	$8,755	$9,526	$13,355

Earnings Allocated to Unvested Restricted Stock	(169)	(212)	(246)	(272)	(387)

Earnings Available to Common Shareholders - Diluted	$5,626	$7,716	$8,509	$9,254	$12,968

Earnings Per Share, basic	$0.36	$0.58	$0.68	$0.74	$1.04

Earnings Per Share, diluted	$0.36	$0.57	$0.66	$0.72	$1.02

Book Value Per Share	$40.98	$40.53	$39.96	$39.49	$39.76

Return on Average Assets	0.67%	0.62%	0.66%	0.73%	1.08%
Return on Average Common Equity	3.59%	5.80%	6.77%	7.45%	10.46%
Return on Average Tangible Common Equity	6.35%	11.74%	14.31%	15.70%	21.48%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS RECEIVABLE	March 31,			December 31,
	2009	2008	% Change	2008
Residential Mortgage Loans:
Residential 1-4 Family	$476,899	$508,182	(6.2)%	$498,740
Construction/ Owner Occupied	32,665	61,067	(46.5)%	36,693

Total Residential Mortgage Loans	509,564	569,249	(10.5)%	535,433
Commercial Loans:
Real Estate	1,551,790	1,391,792	11.5%	1,522,965
Business	790,027	635,925	24.2%	775,625

Total Commercial Loans	2,341,817	2,027,717	15.5%	2,298,590
Consumer Loans:
Indirect Automobile	264,019	240,633	9.7%	265,722
Home Equity	503,979	435,669	15.7%	501,036
Automobile	28,141	31,251	(9.9)%	28,464
Credit Card Loans	38,259	29,014	31.9%	38,014
Other	72,180	91,012	(20.7)%	77,143

Total Consumer Loans	906,578	827,579	9.5%	910,379

Total Loans Receivable	3,757,959	3,424,545	9.7%	3,744,402

Allowance for Loan Losses	(41,662)	(39,203)		(40,872)

Loans Receivable, Net	$3,716,297	$3,385,342		$3,703,530

ASSET QUALITY DATA	March 31,			December 31,
	2009	2008	% Change	2008
Nonaccrual Loans	$33,750	$34,107	(1.0)%	$27,825
Foreclosed Assets	9	19	(52.2)%	38
Other Real Estate Owned	16,019	9,705	65.1%	16,274
Accruing Loans More Than 90 Days Past Due	2,952	3,831	(22.9)%	2,481

Total Nonperforming Assets	$52,730	$47,662	10.6%	$46,618

Nonperforming Assets to Total Assets	0.95%	0.93%	2.3%	0.83%
Nonperforming Assets to Total Loans and OREO	1.40%	1.39%	0.7%	1.24%
Allowance for Loan Losses to Nonperforming Loans (1)	113.5%	103.3%	9.9%	134.9%
Allowance for Loan Losses to Nonperforming Assets	79.0%	82.3%	(3.9)%	87.7%
Allowance for Loan Losses to Total Loans	1.11%	1.14%	(3.2)%	%1.09%
Year to Date Charge-offs	$2,765	$2,332	18.6%	$12,882
Year to Date Recoveries	(523)	(529)	(1.1)%	(2,900)

Year to Date Net Charge-offs	$2,242	$1,803	24.3%	$9,982

Quarter to Date Net Charge-offs	$2,242	$1,803	24.3%	$4,885

(1)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

DEPOSITS	March 31,			December 31,
	2009	2008	% Change	2008
Noninterest-bearing Demand Accounts	$580,607	$478,133	21.4%	$620,637
NOW Accounts	952,298	818,527	16.3%	821,649
Savings and Money Market Accounts	1,070,520	885,497	20.9%	954,408
Certificates of Deposit	1,530,055	1,629,004	(6.1)%	1,599,122

Total Deposits	$4,133,480	$3,811,161	8.5%	$3,995,816

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	March 31, 2009		December 31, 2008		March 31, 2008
	Average Balance	Average Yield/ Rate (%)	Average Balance	Average Yield/ Rate (%)	Average Balance	Average Yield/ Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$521,180	5.64%	$529,449	5.80%	$575,096	5.94%
Commercial Loans (TE) (1)	2,315,732	4.68%	2,222,997	5.40%	1,999,916	6.23%
Consumer and Other Loans	906,120	6.64%	909,574	6.85%	818,252	7.67%

Total Loans	3,743,032	5.29%	3,662,020	5.82%	3,393,264	6.53%
Mortgage Loans Held for Sale	81,910	4.80%	44,841	5.77%	57,441	5.55%
Investment Securities (TE) (1)(2)	968,163	4.61%	886,132	5.07%	821,033	5.18%
Other Earning Assets	179,580	0.51%	185,657	0.87%	159,952	3.70%

Total Earning Assets	4,972,685	4.98%	4,778,650	5.49%	4,431,690	6.16%
Allowance for Loan Losses	(40,711)		(39,640)		(37,542)
Nonearning Assets	640,184		585,855		600,762

Total Assets	$5,572,158		$5,324,865		$4,994,910

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$910,272	0.90%	$792,032	1.12%	$849,280	1.88%
Savings and Money Market Accounts	1,006,998	1.55%	979,841	1.76%	781,890	2.36%
Certificates of Deposit	1,544,596	3.15%	1,616,892	3.54%	1,509,335	4.54%

Total Interest-bearing Deposits	3,461,866	2.09%	3,388,765	2.46%	3,140,505	3.28%
Short-term Borrowings	186,946	0.83%	171,130	1.10%	342,662	3.12%
Long-term Debt	552,838	4.20%	567,562	4.47%	507,099	4.83%

Total Interest-bearing Liabilities	4,201,650	2.31%	4,127,457	2.68%	3,990,266	3.46%
Noninterest-bearing Demand Deposits	554,269		575,738		444,284
Noninterest-bearing Liabilities	72,430		51,473		46,753

Total Liabilities	4,828,349		4,754,668		4,481,303
Shareholders’ Equity	743,809		570,197		513,607

Total Liabilities and Shareholders’ Equity	$5,572,158		$5,324,865		$4,994,910

Net Interest Spread	$36,287	2.66%	$37,167	2.81%	$32,826	2.70%
Tax-equivalent Benefit	1,336	0.11%	1,250	0.10%	1,199	0.11%
Net Interest Income (TE) / Net Interest Margin (TE)(1)	$37,623	3.02%	$38,417	3.17%	$34,025	3.04%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollars in thousands)

	For The Three Months Ended
	3/31/2009	12/31/2008	3/31/2008
Net Interest Income	$36,287	$37,167	$32,826
Effect of Tax Benefit on Interest Income	1,336	1,250	1,199

Net Interest Income (TE) (1)	37,623	38,417	34,025

Noninterest Income	23,730	20,388	26,286
Effect of Tax Benefit on Noninterest Income	384	365	400

Noninterest Income (TE) (1)	24,114	20,753	26,686

Total Revenues (TE) (1)	$61,737	$59,170	$60,711

Total Noninterest Expense	$43,792	$40,552	$36,796
Less Intangible Amortization Expense	(622)	(684)	(575)

Tangible Operating Expense (2)	$43,170	$39,868	$36,221

Return on Average Common Equity	3.59%	5.80%	10.46%
Effect of Intangibles (2)	2.76%	5.94%	11.02%

Return on Average Tangible Common Equity (2)	6.35%	11.74%	21.48%

Efficiency Ratio	73.0%	70.5%	62.2%
Effect of Tax Benefit Related to Tax Exempt Income	(2.1)%	(1.9)%	(1.7)%

Efficiency Ratio (TE) (1)	70.9%	68.6%	60.5%
Effect of Amortization of Intangibles	(1.0)%	(1.2)%	(0.8)%

Tangible Efficiency Ratio (TE) (1) (2)	69.9%	67.4%	59.7%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.

IBERIABANK Corporation

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(In Thousands, Except Share and Per Share Data)

Non-GAAP net income, non-GAAP earnings per share and non-GAAP returns, representing net income and earnings per share determined in accordance with GAAP including the effects of the after-tax charges noted below, provide a meaningful comparison for effectively evaluating the Company’s operating results.

	For the 4Q08 Ended				For the 1Q09 Ended
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Average Diluted Shares Outstanding	13,537,539				15,728,518
Net Interest Income	$37,167	97	[1]	$37,264	$36,287	—		$36,287
Provision for loan losses	6,206	(3,577	) [1]	2,629	3,032	—		3,032

Net interest income after provision for loan losses	$30,961	3,674		$34,635	33,255			33,255
Total Non-interest income	20,388	(1,191	) [2]	19,197	23,730	(1	) [4]	23,729
Total Non-interest expense	40,552	(1,284	) [3]	39,268	43,792	(2,854	) [5]	40,938

Income Before Income Taxes	10,797	3,767		14,564	13,193	2,853		16,046

Income Taxes	2,521	1,409	[6]	3,930	4,048	999	[7]	5,047

Net Income	$8,276	$2,358		$10,634	$9,145	$1,854		$10,999

Preferred Stock Dividends Declared	(348)	—		(348)	(3,350)	—		(3,350)

Income Available to Common Shareholders	$7,928	$2,358		$10,286	$5,795	$1,854		$7,649

Undistributed and Distributed Earnings to Unvested restricted stock	(207)	(60)		(267)	(170)	(55)		(225)
Undistributed Earnings reallocated to Unvested restricted stock	(5)	(4)		(9)	1	6		7

Undistributed and Distributed Earnings to Common Shareholders	$7,716	$2,294		$10,010	$5,626	$1,805		$7,431

Distributed and Undistributed Earnings Per Share, Diluted- two class method	$0.57	$0.17		$0.74	$0.36	$0.12		$0.48

Impact of 12/16/2008 common stock issuance - 2,875,000 shares				0.02 [8]				0.08	[9]
Per share impact - TARP Deemed Dividend (Preferred Stock Dividends Declared)				$0.02 [10]				$0.21	[10]

Non-GAAP Adjusted EPS				$0.78				$0.77

[1]	Represents the Arkansas Client Fraud
[2]	Represents $525 Gain on Sale of Investments and $666 Gain on sale of Fixed Assets
[3]	Represents $736 of FDIC Assessment and $548 of OREO Expense
[4]	Represents $3 loss on Sale of Investments and $2 Gain on sale of Fixed Assets
[5]	Represents $1,503 of FDIC Assessment and $1,351 of OREO Expense
[6]	Represents 35% Marginal Tax Impact to Adjustments plus the effect of Arkansas state tax to provision for loan losses
[7]	Represents 35% Marginal Tax Impact to Adjustments
[8]	Undistributed and Distributed Earnings to Common Shareholders divided by 13,068,789 shares (13,537,539 - ((2,875,000*15 days)/92days in qtr) = $0.59 EPS - $0.57 EPS = $.02 EPS
[9]	Undistributed and Distributed Earnings to Common Shareholders divided by 12,853,518 shares (15,728,518 - 2,875,000) = $0.44 EPS - $0.36 EPS = $.08 EPS
[10]	Represents the TARP Deemed Dividend (Preferred Stock Dividends Declared) divided by diluted shares